Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

NEWPAGE PORT HAWKESBURY CORP.

– and –

NOVA SCOTIA POWER INC.

APRIL 1, 2010

-i-

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

A copy of the Schedules and Exhibits will be furnished supplementally to the Commission upon request.

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ASSET PURCHASE AGREEMENT

THIS AGREEMENT is dated as of April 1, 2010

B E T W E E N :

NewPage Port Hawkesbury Corp. a corporation existing under the laws of Nova Scotia

(the “Seller”)

- and -

Nova Scotia Power Inc., a corporation existing under the laws of Nova Scotia

(the “Buyer”)

CONTEXT:

A.	The Buyer carries on business as a generator, transmitter and distributor of electrical power in the Province of Nova Scotia.

B.	The Seller carries on business operating the NewPage Port Hawkesbury Pulp and Paper Mill (the “Mill”) located on Cape Breton Island in the Province of Nova Scotia (collectively, the “Seller’s Business”).

C.	The Buyer is undertaking the development of a biomass co-generating station and associated facilities, with an anticipated nominal capacity of 60 megawatts in conjunction with the Mill (the “Project”), and in connection with the development and operation of the Project:

(a)	the Seller wishes to sell, and the Buyer wishes to buy, certain assets of the Seller to be used in connection with the Project upon the terms and conditions as set out herein; and

(b)	the Seller and the Buyer wish to enter into the MO&M Agreement and Construction Contract (as such terms are defined herein) in connection with the ongoing operation of the Project.

THEREFORE, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the following meanings:

1.1.1	“Adjustments” means all items ordinarily adjusted between parties to a real estate transaction involving the sale of real property similar to the Owned Lands, including all charges, payments and any prepayments relating to any Contracts (if any) affecting the Purchased Assets, all expenses incurred in respect of the day-to-day maintenance and upkeep of the Owned Lands and Buildings and Improvements, realty taxes, assessments, local improvement rates and charges, realty tax refunds and credits, annual license, permit and inspection fees, if any, utilities, water and assessment rates, current rents, prepaid monthly parking charges, prepaid rents (if any) and security deposits, provided that “Adjustments” shall not include insurance premiums and “Adjusted” shall have a corresponding meaning.

1.1.2	“Agreement” means this agreement, including all Schedules and Exhibits, as it may be supplemented or amended by written agreement between the Parties.

1.1.3	“Books and Records” means books, ledgers, files, lists, reports (engineering, environmental or otherwise), plans, logs, deeds, surveys, correspondence, operating records, tax returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to the Buildings and Improvements, Fixed Assets and Equipment, the Owned Lands and the Permits.

1.1.4	“Buildings and Improvements” means all of the right, title and interest of the Seller in all plant, buildings, structures, erections, improvements, fixtures and appurtenances situated on or forming part of any of the Owned Lands as set out in the Disclosure Schedule.

1.1.5	“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Province of Nova Scotia and also excluding any day on which the principal chartered banks located in the City of Halifax are not open for business during normal banking hours.

1.1.6	“Buyer” is defined in the recital of the Parties, above.

1.1.7	“Claim” means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review.

1.1.8	“Claimant” is defined in Section 11.3.

1.1.9	“Closing” means the completion of the sale to, and purchase by, the Buyer of the Purchased Assets pursuant to this Agreement.

1.1.10	“Closing Date” means the date that is ten Business Days after the receipt of all necessary consents, approvals and Project Permits pursuant to Section 8.6.

1.1.11	“Closing Time” means 10:00 a.m. (Atlantic Time) on the Closing Date or any other time on the Closing Date as may be agreed by the Parties.

1.1.12	“Commercial Operation Date” has the meaning set forth in the MO&M Agreement.

1.1.13	“Commodity Taxes” means all Taxes levied on or measured by, or referred to as transfer, land transfer, registration charges, gross receipt, sales, retail sales, use, consumption, GST, HST, value-added, turnover, excise or stamp, all customs duties, countervail, anti-dumping and special import measures and all import and export taxes.

1.1.14	“Common Systems” means all that real and personal property, being part of or located on the Seller’s Remaining Lands or the Owned Lands, that are required to operate the Project, as are more particularly described in Schedule “B”.

1.1.15	“Common Systems Easement” means the easements to be granted to either Party for access and use of the Common Systems over the lands and fixtures of the other Party for the use and benefit of the Seller’s Remaining Lands and the Owned Lands, as the case may be. The forms of Common Systems Easement are attached as Exhibit I.

1.1.16	“Common Systems Personal Property” means any property forming part of or relating to the Common Systems that is personal property or with respect to which there is substantial doubt that the property is real property.

1.1.17	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.18	“Competition Act” means the Competition Act (Canada).

1.1.19	“Competition Act Compliance” means either: (a) the issuance by the Commissioner of Competition appointed under the Competition Act of an advance ruling certificate pursuant to Section 102 of the Competition Act with respect to the completion of the transactions contemplated by this Agreement, or the expiry of the applicable waiting period under Part IX of the Competition Act and the written notification by the Commissioner to the Buyer that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act for an order that would impede the completion, without variation, of the transactions contemplated by this Agreement; or (b) a determination from external counsel approved by both Parties that the purchase and sale contemplated by this Agreement does not meet the minimum threshold tests for reviewability under the Competition Act.

1.1.20	“Confidential Information” means information, whether in written or electronic form, that is of a proprietary or confidential nature, or not generally available to the public, relating to the Business.

1.1.21	“Confidentiality Agreement” means the confidentiality agreement between the Buyer and the Seller dated October 2, 2009 in respect of the transactions contemplated by this Agreement.

1.1.22	“Construction Contract” means the engineering, procurement and construction Agreement to be entered into pursuant to the EPC Term Sheet.

1.1.23	“Contract” means any agreement, understanding, undertaking, commitment, licence or lease, including Warranty Rights whether written or oral.

1.1.24	“Damage Notice” is defined in Section 6.7.

1.1.25	“Direct Claim” is defined in Section 9.4.

1.1.26	“Disclosure Schedule” is defined at Article 4.

1.1.27	“Dispute” has the meaning specified in Section 11.1.

1.1.28	“Employees” means all personnel employed or engaged by the Seller and its affiliates in connection with the Seller’s Business, including any that are on medical leave or other statutory or authorized leave, and including independent contractors.

1.1.29	“Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

1.1.30	“EPC Guarantee” means the guarantee in the form of Exhibit F to be issued by NewPage Corporation in favour of the Buyer guaranteeing the Seller’s obligations under the Construction Contract.

1.1.31	“EPC Term Sheet” means the binding construction term sheet in the form of Exhibit E.

1.1.32	“Environment” means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.

1.1.33	“Environmental Laws” means all Laws relating to the Environment and protection of the Environment, the regulation of chemical substances or products, health and safety including occupational health and safety, and the transportation of dangerous goods.

1.1.34	“ETA” means Part IX of the Excise Tax Act (Canada).

1.1.35	“Fixed Assets and Equipment” means all facilities, machinery, equipment, boilers, electrical substations, fixtures, material handling equipment, implements, spare parts, tools and tooling supplies, accessories and all other tangible or corporeal personal property of any kind as set out in the Disclosure Schedule (other than Buildings and Improvements and Books and Records) located on the Owned Lands or used by the Seller in connection with activities conducted by the Seller on the Owned Lands and all rights, privileges, licenses and entitlements to use same in the same manner as are and have been used by the Seller.

1.1.36	“Good Engineering Practices” means the practices, methods, standards and procedures that:

1.1.36.1	have been adopted by a significant number of Persons who provide engineering services applicable to engineering work in respect of the types of assets included in the Fixed Assets and Equipment, taking into account their age; and

1.1.36.2	would be expected by a prudent, diligent, skilled and experienced owner of the types of assets included in the Fixed Assets and Equipment taking into account their age, at the particular time in question and in the exercise of reasonable judgment in light of facts or circumstances then known or that reasonably should have been known, to accomplish the desired results and goals, including such goals as efficiency, reliability, economy, and profitability, in a manner consistent with applicable Law, safety and protection of the Environment.

1.1.37	“Governmental Authority” means any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory or taxing authority or power of any nature as well as any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.38	“GST” means the goods and services tax imposed under the ETA.

1.1.39	“Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy vector, plasma, organic or inorganic matter which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, regulated by any Environmental Laws.

1.1.40	“HST” means the harmonized sales tax imposed under the ETA.

1.1.41	“Indemnified Party” is defined in Section 9.1.

1.1.42	“Indemnifying Party” is defined in Section 9.1.

1.1.43	“Indemnity Claim” is defined in Section 9.4.

1.1.44	“Insurance Policies” means the insurance policies maintained by the Seller with respect to the Purchased Assets.

1.1.45	“Investment Canada Act” means the Investment Canada Act (Canada).

1.1.46	“ITA” means the Income Tax Act (Canada).

1.1.47	“Knowledge of the Seller” means,

1.1.47.1	for the purposes of 4.8, the knowledge that a prudent operator of assets similar to the Purchased Assets either has, or would have obtained, if such operator implemented, at all relevant times, Good Engineering Practices;

1.1.47.2	the knowledge that the Seller either has, or would have obtained, after having made or caused to be made all commercially reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and management Employees of the Seller who are reasonably likely to have knowledge of the relevant matter.

1.1.48	“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority, and the term “applicable” with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their business, undertaking or property, and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking or property.

1.1.49	“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgement, settlement or compromise and all interest, punitive damages, fines, penalties and all professional fees and disbursements on a 100 percent, complete indemnity basis, but excluding loss of profits and consequential damages.

1.1.50	“Material Adverse Effect” means a material adverse effect on the financial position or condition of the Purchased Assets, the knowledge of which would persuade the Buyer, acting reasonably, that the value of the Purchased Assets is lower than the Purchase Price.

1.1.51	“Material Contract” means the Contracts of the Seller identified as material Contracts on the Disclosure Schedule.

1.1.52	“Mill” is defined under “Context”, above.

1.1.53	“MO&M Agreement” means the management, operations and maintenance agreement in the form of Exhibit C in respect of the Project to be entered into at Closing between the Buyer and the Seller to be dated the Closing Date.

1.1.54	“MO&M Guarantee” means the guarantee in the form of Exhibit D to be issued by NewPage Corporation in favour of the Buyer guaranteeing the Seller’s obligations under the MO&M Agreement.

1.1.55	“Operational Permit” means the Permit described as such in the Disclosure Schedule.

1.1.56	“Owned Lands” means the lands and premises as set out in the Disclosure Schedule which are owned by the Seller and are being sold to the Buyer pursuant to the terms of this Agreement.

1.1.57	“Parties” means the Seller and the Buyer.

1.1.58	“Permits” means all authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges issued or granted by any Governmental Authority to the Seller to enable it to own and operate the Purchased Assets.

1.1.59	“Permitted Encumbrances” means:

1.1.59.1	unregistered liens for municipal taxes, assessments or similar charges incurred by the Seller in the ordinary course of the Seller’s Business that are not yet due and payable or, if due and payable, are to be adjusted between the Seller and the Buyer on Closing;

1.1.59.2	inchoate builder’s, mechanic’s, construction and carrier’s liens and other similar liens arising by operation of law or statute in the ordinary course of the Seller’s Business for obligations which are not delinquent and will be paid or discharged in the ordinary course of the Seller’s Business;

1.1.59.3	unregistered Encumbrances of any nature claimed or held by Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Owned Lands are located, or by any Governmental Authority under any applicable Law, except for unregistered liens for unpaid realty taxes, assessments and public utilities;

1.1.59.4	title defects which are of a minor nature and in the aggregate, in the reasonable opinion of the Buyer, do not impair the value, marketability or use of the Owned Lands;

1.1.59.5	any right of expropriation conferred upon, reserved to or vested in Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Owned Lands are located, or by any Governmental Authority under any applicable Law;

1.1.59.6	zoning restrictions, easements and rights of way or other similar encumbrances or privileges in respect of real property which in the aggregate, in the reasonable opinion of the Buyer, do not materially impair the value, marketability or use of the Owned Lands for the Project and which are not violated in any material respect by existing or proposed structures or land use;

1.1.59.7	the Common Systems Easements and Special Easements;

1.1.59.8	any Encumbrance which the Buyer has expressly agreed to assume or accept pursuant to this Agreement; and

1.1.59.9	the reservations, limitations, provisos, conditions, restrictions and exceptions in the letters patent or grant, as the case may be, from the Crown and statutory exceptions to title.

1.1.60	“Person” means an individual, body corporate, sole proprietorship, partnership, trust, unincorporated association, unincorporated syndicate, unincorporated organization, or another entity, and a natural person acting in his or her individual capacity or in his or her capacity as executor, trustee, administrator or legal representative, and any Governmental Authority.

1.1.61	“Project” is defined in the recital of the Parties, above.

1.1.62	“Project Permits” is defined in Section 8.6.7.1.

1.1.63	“Purchase Price” is defined in Section 3.1.

1.1.64	“Purchased Assets” means all of the following properties, assets and rights:

1.1.64.1	Books and Records;

1.1.64.2	Buildings and Improvements;

1.1.64.3	Fixed Assets and Equipment;

1.1.64.4	Common Systems Personal Property selected by the Owner; and

1.1.64.5	Owned Lands subject to Common Systems Easements and Special Easements benefitting the Seller’s Remaining Lands together with Common Systems Easements and Special Easements benefitting the Owned Lands.

1.1.65	“Release” means release, spill, leak, pumping, pouring, emission, emptying, discharge, deposit, injection, leaching, disposal, dumping or permission to escape.

1.1.66	“Remedial Order” means any remedial order, including any notice of non-compliance, order, other complaint, direction or sanction issued, filed or imposed by any Governmental Authority pursuant to Environmental Laws, with respect to the existence of Hazardous Substances on, in or under Owned Lands or neighbouring or adjoining properties, or the Release of any Hazardous Substance from, at or on the Owned Lands, or with respect to any failure or neglect to comply with Environmental Laws.

1.1.67	“Respondent” is defined in Section 11.3.

1.1.68	“Seller” is defined in the recital of the Parties, above.

1.1.69	“Seller’s Business” is defined under “Context”, above.

1.1.70	“Seller’s Lands” means the real property of Seller identified by parcel identifier numbers 75144329, 75196964, 75035303, 75196998, 75107821 and 75196980, as such parcels may be consolidated and/or subdivided.

1.1.71	“Seller’s Plan of Subdivision” means the plan of subdivision in respect of the Owned Lands as more particularly described in the Disclosure Schedule.

1.1.72	“Seller’s Remaining Lands” means the Seller’s Lands, excluding the Owned Lands.

1.1.73	“Special Easement” means an easement for the use and benefit of one Party’s lands over the lands (including fixtures) of the other Party including, without limitation, easements for access, parking, utility corridors, pipelines and systems (including water and the bark press), cabling and wiring systems.

1.1.74	“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Authority.

1.1.75	“Third Party Claim” is defined in Section 9.4.

1.1.76	“Third Party Consent” is defined in Section 2.2.2.

1.1.77	“UARB Approval” means the approval by the Nova Scotia Utility and Review Board of the capital work order application made by the Buyer in respect of the Project , which approval must be satisfactory in form and substance to the Buyer and the Seller, acting reasonably.

1.1.78	“Useful Life Expectancy” means the 40 year useful service life expectancy of the Fixed Assets and Equipment included in the Purchased Assets, provided that such Fixed Assets and Equipment are maintained on a Through-Life Basis in accordance with Good Utility Practice, as those terms are described in the MO&M Agreement.

1.1.79	“Utility Plant” has the meaning given to such term in the MO&M Agreement.

1.1.80	“Warranty Rights” means the full benefit of all warranties, warranty rights, performance bonds and indemnities (implied, express or otherwise) against manufacturers, sellers or contractors which apply to any of the Purchased Assets to the extent the same are capable of being assigned.

1.2	Certain Rules of Interpretation

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the word “including” in this Agreement is to be construed as meaning “including, without limitation”.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement.

1.2.4	Unless otherwise specified in this Agreement, time periods within which or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

1.2.5	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations made under or in connection with that statute from time to time, and is to be construed as a reference to that statute as amended, supplemented or replaced from time to time.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Nova Scotia and the laws of Canada applicable in that Province.

1.4	Entire Agreement

This Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, other than the provisions of the Confidentiality Agreement, and there are no representations, warranties or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement or the other agreements and documents delivered pursuant to this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in one of the other agreements and documents delivered pursuant to this Agreement.

1.5	Schedules and Exhibits

The following Schedules and Exhibits are attached to and incorporated by reference into this Agreement:

Schedule	Subject Matter

A	Disclosure Schedule

B	Common Systems

C	Repairs and Maintenance

Exhibit	Subject Matter

Exhibit A	Allocation of Purchase Price

Exhibit B	Form of Opinion of Seller’s Counsel

Schedule	Subject Matter

Exhibit C	Form of MO&M Agreement

Exhibit D	Form of MO&M Guarantee

Exhibit E	Form of EPC Term Sheet

Exhibit F	Form of EPC Guarantee

Exhibit G	Form of Steam, Fuel and Shared Services Agreement

Exhibit H	Form of Letter of Credit

Exhibit I	Forms of Common System Easement Agreements

ARTICLE 2

PURCHASE AND SALE

2.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date the Seller will sell and the Buyer will purchase, the Purchased Assets.

2.2	Non-Assigned Assets

2.2.1	Nothing in this Agreement will be construed as an assignment of, or an attempt to assign, to the Buyer any Contract which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without first obtaining a Third Party Consent which has not been obtained.

2.2.2	Despite any other provision of this Agreement, but subject to Section 2.2.3, if any of the Contracts is not assignable, or is only assignable with the consent or approval of a third party (a “Third Party Consent”) that has not been obtained at or prior to the Closing Time, the Seller will not be considered to be in breach of any of its obligations under this Agreement or to be in breach of any representation or warranty made in this Agreement, provided that:

2.2.2.1	the Seller for a period of not less than 30 days following the Closing Date, makes all reasonable efforts, in co-operation with the Buyer, to secure any Third Party Consents required in connection with the assignment of the relevant Contracts; and

2.2.2.2	pending the effective transfer of the relevant Contracts, the Seller holds, to the extent permitted by Law, all rights or entitlements that the Seller has in such Contracts in trust for the exclusive benefit of the Buyer, but only if the Buyer pays, performs and discharges all obligations arising or accruing during that period.

2.2.3	Despite Section 2.2.2, if any Material Contract is not assigned to the Buyer at the Closing, the Seller will be in breach of its obligations under this Agreement and any relevant representation or warranty made in this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1	Purchase Price

The aggregate purchase price payable by the Buyer to the Seller for the Purchased Assets (the “Purchase Price”) will be satisfied by the Buyer at the Closing Time by effecting a wire transfer of immediately available funds in the amount of Canadian Dollars $80,000,000, subject to Adjustments, to an account that is designated in writing by the Seller not less than three days before the Closing Date.

3.2	Adjustments

Except as otherwise provided in this Agreement, if the final cost or amount of any item which the Parties have agreed is to be Adjusted cannot be determined at Closing, then an initial adjustment for such item will be made at Closing, such amount to be estimated by the Parties, acting reasonably, as of the Closing Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be. If the Parties fail to agree on such estimated amounts, then the amount in Dispute, if payable by the Seller, will be deducted from the balance of the Purchase Price and paid by the Buyer to the Seller’s solicitors in trust and, if payable by the Buyer, will be paid by the Buyer to the Buyer’s solicitors in trust, until final adjustment. In each case when such cost or amount is determined, the Seller or Buyer, as the case may be, will provide a complete statement thereof to the other within 30 days of such determination being made and within 30 days thereafter the parties hereto will make a final adjustment, without interest, as of the Closing Date for the item in question. In the absence of agreement by the Parties hereto, the final cost or amount of an item will be determined in accordance with Article 11.

3.3	Allocation of Purchase Price

The Purchase Price will be allocated among the Purchased Assets in accordance with Exhibit A. The Seller and the Buyer will cooperate in the filing of all elections under the ITA and other taxation statutes as required to give effect to that allocation for Tax purposes. The Seller and the Buyer will prepare and file their respective tax returns in a manner consistent with that allocation and those elections.

3.4	HST

With respect to HST, the Parties agree as follows:

3.4.1	Subject to Section 3.4.2, the Buyer will pay to the Seller on Closing by wire transfer the HST payable as a result of the completion of the transactions contemplated by this Agreement in accordance with the ETA, and the Seller will report such HST on the Seller’s GST/HST return for the reporting period that includes the Closing Date and, remit such HST to the extent required under the ETA.

3.4.2	Notwithstanding Section 3.4.1, the Seller will not charge or collect HST from the Buyer in respect of that portion of the Purchase Price allocable to any real property or fixtures to real property included in the Purchased Assets as the Buyer is registered under Subdivision d of the ETA. The Buyer will self-assess for the HST in respect of that portion of the Purchase Price allocable to any real property or fixtures to real property included in the Purchased Assets on the Buyer’s GST/HST return for the reporting period that includes the Closing Date and, remit such HST to the extent required under the ETA.

3.4.3	the Seller and Buyer will indemnify each other pursuant to Article 9 in connection with any liabilities arising under the ETA in connection with the completion of the transactions contemplated by this Agreement.

3.5	Taxes

3.5.1	The Seller will pay all Taxes relating to the operation of the Purchased Assets which arise prior to, or are related to a period of time prior to, the Closing.

3.5.2	The Seller and the Buyer agree that, except as provided in this Section, the Buyer will be liable for and will pay all Commodity Taxes properly payable by the Buyer in connection with the sale and transfer of the Purchased Assets.

3.6	Manner of Payment

All payments required to be made to or to the order of a Party under this Article will be made by wire transfer to an account designated in writing by the Party entitled to receive the payment.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows, and acknowledges that the Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Assets, despite any investigation made by or on behalf of the Buyer. Each exception to the following representations and warranties that is set out in the disclosure schedule attached as Schedule A (the “Disclosure Schedule”) is identified by reference to one or more specific individual Sections of this Agreement and is only effective to create an exception to each specific individual Section listed.

4.1	Corporate Existence of Seller

The Seller is a corporation duly incorporated and validly existing under the laws of Nova Scotia.

4.2	Capacity to Enter Agreement

The Seller has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

4.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Seller’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will (with or without the giving of notice or lapse of time, or both):

4.4.1	result in or constitute a breach of any term or provision of, or constitute a default under the memorandum or articles of association or any resolution of the board of directors or shareholders of the Seller, or any Contract to which the Seller is a party;

4.4.2	result in the creation or imposition of any Encumbrance on the Purchased Assets, except in favour of the Buyer;

4.4.3	contravene any applicable Law; or

4.4.4	contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

4.5	No Other Agreements to Purchase

No Person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets, or of forming an encumbrance against any of the Purchased Assets.

4.6	No Contracts, No Restrictive Covenants

4.6.1	The Purchased Assets are not subject to any Contract with any Person and the Seller has not and will not enter into any Contracts in respect of the Purchased Assets, other than pursuant to the transactions contemplated by this Agreement, without the prior consent of the Buyer.

4.6.2	Except as disclosed in the Disclosure Schedule, the Seller is not a party to, or bound or affected by, any Contract containing any covenant expressly limiting its ability to transfer the Purchased Assets.

4.7	Title to Purchased Assets

The Seller owns, possesses and has good and marketable title to all of the Purchased Assets not otherwise the subject of specific representations and warranties in this Article 4, free and clear of all Encumbrances other than Permitted Encumbrances. Further, the Seller has unfettered, unrestricted and permanent access to public roads or highways sufficient to grant such access to the Owned Lands through Special Easements or otherwise as may be required. At Closing, the Seller will have the absolute and exclusive right to sell the Purchased Assets to the Buyer as contemplated by this Agreement.

4.8	Good Condition of Purchased Assets and Repairs

4.8.1	To the Knowledge of the Seller, all Fixed Assets and Equipment included in the Purchased Assets and the Common Systems are:

4.8.1.1	in good operating condition and repair, ordinary wear and tear excepted;

4.8.1.2	reasonably fit and usable for the purposes for which they are being used and as contemplated to be used under the MO&M Agreement; and

4.8.1.3	free from defects or deficiencies that would shorten the term of the Useful Life Expectancy of the Purchased Assets.

4.8.2	Except as disclosed in the Disclosure Schedule, the Seller is not currently conducting nor plans to conduct any material repairs, maintenance, modifications or upgrades to Fixed Assets and Equipment included in the Purchased Assets.

4.8.3	Except as disclosed in the Disclosure Schedule, there are no recommended material repairs, maintenance, modifications or upgrades in respect of the Fixed Assets and Equipment included in the Purchased Assets, or the Common Systems, that have been deferred.

4.9	Residence of Seller

The Seller is not a non-resident of Canada for purposes of the ITA.

4.10	No Transfer or Sale of the Seller’s Business

The sale of the Purchased Assets to the Buyer and the consummation of the transactions contemplated by this Agreement is not and will not constitute a sale, lease or transfer or an agreement to sell, lease or transfer of:

4.10.1.1	the Seller’s Business;

4.10.1.2	the operations of the Seller’s Business; or

4.10.1.3	any part of Seller’s Business or operations thereof,

pursuant to the Trade Union Act (Nova Scotia).

4.11	Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Seller in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

4.12	Consents

Except as disclosed in the Disclosure Schedule, there is no requirement to obtain any consent, approval or waiver of a party under any Contract to which the Seller is a party in order to complete the transactions contemplated by this Agreement.

4.13	Jurisdictions

The Seller is duly qualified, licensed or registered to carry on business and is in good standing in Nova Scotia. Neither the character nor location of the Purchased Assets, nor the nature of the Purchased Assets, requires qualification to do business in any other jurisdiction other than Nova Scotia.

4.14	Tax Matters

The Seller has paid or made arrangements for the payment of all Taxes in respect of the Purchased Assets which are capable of forming or resulting in a lien on the Purchased Assets or of becoming a liability or obligation of the Buyer. To the Knowledge of the Seller, there are no Claims either in progress, pending or threatened, in connection with any Taxes in respect of the Purchased Assets. The Seller has deducted, withheld or collected, and remitted all amounts required to be deducted, withheld, collected or remitted by it in respect of any Taxes in respect of the Purchased Assets.

4.15	GST/HST Registration

The Seller is registered under Subdivision d of the ETA and its registration number is 10503 4953 RT0001. The Seller is a monthly filer for GST/HST purposes.

4.16	Absence of Changes

Except as disclosed in the Disclosure Schedule, there has not been any Loss, labour trouble, or other event, development or condition of any character (whether or not covered by insurance) suffered by the Seller which, to the Knowledge of the Seller, has or may reasonably be expected to have a Material Adverse Effect on the Purchased Assets.

4.17	Absence of Undisclosed Liabilities

Except as disclosed in the Disclosure Schedule, the Seller has no outstanding liabilities or obligations (whether accrued, absolute, contingent or otherwise, including under any guarantee of any debt) in respect of the Purchased Assets.

4.18	Absence of Unusual Transactions

Except as disclosed in the Disclosure Schedule, the Seller has not:

4.18.1	subjected any of the Purchased Assets, or permitted any of the Purchased Assets to be subjected, to any Encumbrance other than the Permitted Encumbrances;

4.18.2	entered into or become bound by any Contract in respect of the Purchased Assets;

4.18.3	waived or released any right which it has or had in respect of the Purchased Assets that would reasonably be expected to have a Material Adverse Effect on the Purchased Assets; or

4.18.4	agreed or offered to do any of the things described in this Section 4.18.

4.19	Real Property

4.19.1	The Disclosure Schedule contains an accurate description of the Owned Lands.

4.19.2	Except for the Permitted Encumbrances or as disclosed in the Disclosure Schedule, the Seller is the sole legal and beneficial owner in fee simple, with good, marketable and valid title to, and the sole exclusive right to possess and dispose of, the Purchased Assets, free and clear of any Encumbrances.

4.19.3	The Seller has all rights of ingress and egress to and from the Owned Lands necessary to the present conduct of the Seller’s Business and for the Project.

4.19.4	Except as disclosed in the Disclosure Schedule, the Seller is the only occupant of any of the Owned Lands.

4.19.5	Except pursuant to the Permitted Encumbrances or as disclosed in the Disclosure Schedule:

4.19.5.1	no Person has any option or right of any kind to purchase all or any part of the Purchased Assets; and

4.19.5.2	to the Knowledge of the Seller, no Person, other than the Seller or the occupants listed in the Disclosure Schedule, is using or has any right to use or is in or has any right to possession or occupancy of, any part of the Owned Lands.

4.19.6	The Seller has delivered to the Buyer the surveys listed in the Disclosure Schedule, which are the most up-to-date surveys relating to the Owned Lands.

4.19.7	The surveys listed in the Disclosure Schedule accurately identify the location of all buildings and other improvements erected on the Owned Lands. Except as disclosed in the Disclosure Schedule, the buildings and other improvements erected on the Owned Lands are situated wholly within the lot lines of the Owned Lands and either comply with all applicable set-back requirements of the local municipality or constitute a legal non-conforming use, and the Disclosure Schedule contains a description of all variances for which the Seller has applied or intends to apply.

4.19.8	Except as disclosed in the Disclosure Schedule, all of the plant, buildings, structures, erections, improvements, fixtures and appurtenances situated on or forming part of the Owned Lands and Common Systems are in good operating condition and in a state of good maintenance and repair adequate and suitable for the purposes for which they are presently being used by the Seller.

4.19.9	The Seller has received no notification of, nor to the Knowledge of the Seller does there exist, any outstanding deficiency notice or work order, or any pending deficiency notice or work order in respect of any of the Owned Lands, the Special Easements, the Common Systems or the Common Systems Easements. To the Knowledge of the Seller, the Owned Lands, including the buildings and other improvements erected on them, the current operation, maintenance and uses of them, and the conduct of the Seller’s Business carried on from them, comply in all material respects with all applicable building and zoning Laws and all restrictions relating to the Owned Lands.

4.19.10	Except as disclosed in the Disclosure Schedule:

4.19.10.1	no Person has made application for a re-zoning of any part of the Owned Lands; and

4.19.10.2	to the Knowledge of the Seller, there is no proposed or pending change to any zoning affecting any part of the Owned Lands.

4.19.11	Except for the Permitted Encumbrances or, as described in the Disclosure Schedule, there are no matters including any building or use restrictions, affecting the right, title and interest of the Seller in and to any of the Owned Lands or Common Systems which, in the aggregate, would materially affect the ability to carry on the Seller’s Business as conducted at present upon the Owned Lands or Common Systems or, to the Knowledge of the Seller, which would affect the ability to carry on any other business currently carried on upon the Owned Lands and Common Systems, including the Project.

4.19.12	All of the tangible personal property located on the Owned Lands and Common Systems is collectively owned solely by the Seller.

4.19.13	All accounts for work and services performed and materials placed or furnished upon or in respect of the Owned Lands at the request of the Seller have been fully paid and satisfied and no one is entitled to claim a lien under the Builders’ Lien Act (Nova Scotia) against any part of the Owned Lands.

4.19.14	There is nothing owing in respect of the Owned Lands by the Seller to any municipal corporation, or to any other Person owning or operating a public utility or other distributor, for the supply or use of water, gas, electrical power or energy, steam or hot water.

4.19.15	No part of the Owned Lands has been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any such expropriation has been given or commenced.

4.20	Compliance with Laws, Permits

4.20.1	The Seller is conducting the Seller’s Business in material compliance with all applicable Laws.

4.20.2	All Permits are listed in the Disclosure Schedule. The Permits are the only authorizations, registrations, permits, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to Intellectual Property) required to enable the Seller to own and operate the Purchased Assets and, after the Closing Date, for the Owner to own and the Seller to operate the Purchased Assets. All Permits are valid, subsisting, in full force and effect and (other than the Operational Permit) unamended, and the Seller is not in default or breach of any Permit; no proceeding is pending or, to the Knowledge of the Seller, threatened to revoke or limit any Permit, and the completion of the transactions contemplated by this Agreement, (which for the purposes of this subsection does not include the transactions contemplated by the MO&M Agreement or the EPC Term Sheet), will not result in the revocation of any Permit or the breach of any term, provision, condition or limitation affecting the ongoing validity of any Permit. All Permits are renewable by their terms or in the ordinary course without the need for the Seller to comply with any special qualifications or procedures or to pay amounts other than routine filing fees.

4.21	Environmental Conditions

Without limiting the generality of Section 4.20, and except as disclosed in the Disclosure Schedule:

4.21.1	the Seller, the conduct of the Seller’s Business by the Seller, and the current use and condition of the Seller’s Lands have been and are in material compliance with all applicable Environmental Laws, and, to the Knowledge of the Seller, there are no facts which would give rise to any material non-compliance of the Seller with any Environmental Laws, either in the conduct by the Seller of the Seller’s Business, or in the current uses and condition of the Seller’s Lands;

4.21.2	the Seller has all Permits required by Environmental Laws for the conduct of the Seller’s Business and the Seller’s participation in the Project, and the Seller is in material compliance with all such Permits;

4.21.3	in connection with the Seller’s Lands, the Seller and any Person for whom the Seller is responsible pursuant to Environmental Laws, have not imported, manufactured, processed, distributed, used, treated, stored, disposed of, transported, exported or handled Hazardous Substances except in compliance with Environmental Laws;

4.21.4	to the Knowledge of the Seller, no Hazardous Substances have been disposed of on any of the Seller’s Lands;

4.21.5	there has been no Release of any Hazardous Substance in the course of the Seller’s Business from, at, on, or under the Seller’s Lands or, to the Knowledge of the Seller, from or on to any other properties, except in compliance with Environmental Laws;

4.21.6	the Seller has received no notice of any kind of any Release or possible Release of any Hazardous Substance from, at, on, or under any of the Seller’s Lands, or from or on to any other properties;

4.21.7	to the Knowledge of the Seller, there are no Hazardous Substances on any adjoining properties to any of the Seller’s Lands which may adversely affect the Project, or any of the Seller’s Lands;

4.21.8	there has been no Remedial Order issued to the Seller in respect of the Seller’s Business, or with respect to any of the Seller’s Lands and, to the Knowledge of the Seller, no such Remedial Orders are threatened, and there are no facts which could rise to any such Remedial Orders;

4.21.9	the Seller has received no notice of Claim, summons, order, direction or other communication relating to non-compliance with Environmental Laws from any Governmental Authority or other third party; and

4.21.10	to the Knowledge of the Seller, there is no pending or threatened matter, act or fact which could cause the Seller, the Seller’s Business, the Project or Seller’s Lands, to no longer be in compliance with any Environmental Laws.

4.22	Insurance Policies

The Insurance Policies insure all the Purchased Assets against Loss by all insurable hazards of risk on terms that are in accordance with the industry standards applicable to the Seller’s Business. The Disclosure Schedule lists all Insurance Policies, each of which has been provided to the Buyer, and also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending Claims with respect to each Insurance Policy. All Insurance Policies are in full force and effect. The Seller:

4.22.1	is not in default, whether as to the payment of premiums or otherwise, under any material term or condition of any of the Insurance Policies; and

4.22.2	has not failed to give notice or present any Claim under any of the Insurance Policies in a due and timely fashion.

4.23	Litigation

4.23.1	Except as disclosed in the Disclosure Schedule, there are no Claims, whether or not purportedly on behalf of the Seller, pending or, to the Knowledge of the Seller, threatened, which might reasonably be expected to have a Material Adverse Effect or which might involve the possibility of any Encumbrance against the Purchased Assets.

4.23.2	There is no outstanding judgment, decree, order, ruling or injunction involving the Purchased Assets or relating in any way to the transactions contemplated by this Agreement.

4.24	No Expropriation

None of the Purchased Assets have been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any such expropriation has been given or commenced or, to the Knowledge of the Seller, is there any intent or proposal to give any such notice or commence any such proceeding.

4.25	Disclosure

No representation or warranty or other statement made by the Seller in this Agreement contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

4.26	Competition Act

All of the financial and other information provided by the Seller to the external counsel approved by both Parties, who reviewed on a confidential basis the financial and other information of both Parties and determined that no Competition Act approval is required in respect of the transaction contemplated by this Agreement, was true, accurate and complete.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows, and acknowledge that the Seller is relying upon these representations and warranties in connection with the purchase of the Purchased Assets, despite any investigation made by or on behalf of the Seller.

5.1	Corporate Existence of Buyer

The Buyer is a corporation duly incorporated and validly existing under the laws of Nova Scotia.

5.2	Capacity to Enter Agreement

The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

5.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

5.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Buyer’s obligations in this Agreement, or the completion of the transactions contemplated by this Agreement will result in or constitute a breach of any term or provision of, or constitute a default under the articles or by-laws of the Buyer or any agreement or other commitment to which the Buyer is a party.

5.5	Investment Canada Act

The Buyer is a Canadian within the meaning of the Investment Canada Act.

5.6	Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement except for:

5.6.1	Competition Act Approval; and

5.6.2	UARB Approval.

5.7	Litigation

There is no outstanding judgment, decree, order, ruling or injunction involving the Buyer or relating in any way to the transactions contemplated by this Agreement.

5.8	GST/HST Registration

The Buyer is duly registered under Subdivision d of the ETA and its registration number is 119314938RT0001.

5.9	Competition Act

All of the financial and other information provided by the Buyer to the external counsel approved by both Parties, who reviewed on a confidential basis the financial and other information of both Parties and determined that no Competition Act approval is required in respect of the transaction contemplated by this Agreement, was true, accurate and complete.

ARTICLE 6

COVENANTS

6.1	Conduct of Business Before Closing

During the period beginning on the date of this Agreement and ending at the Closing Time, the Seller will:

6.1.1	diligently maintain the Purchased Assets consistent with Good Engineering Practices and refrain from entering into any Contract in respect of the Purchased Assets without the prior written consent of the Buyer;

6.1.2	diligently maintain all Books and Records;

6.1.3	continue in full force the Insurance Policies;

6.1.4	comply in all respects with all Laws applicable to the Seller’s Business and the Purchased Assets; and

6.1.5	apply for, maintain in good standing and renew all Permits.

6.2	Conduct in Respect of UARB Approval

During the period beginning on the date of this Agreement and ending at the Closing Time, the Buyer will proceed with reasonable diligence to seek UARB Approval in a timely fashion.

6.3	Access for Investigation

6.3.1

Subject to the Buyer’s compliance with the Seller’s regular safety and security protocols, and on reasonable notice from time to time from the Buyer, the Seller will permit the Buyer through its authorized representatives, until the Closing Date, to have reasonable access during normal business hours to the Purchased Assets, the Seller’s Lands and to all the Books and Records relating to the Purchased Assets. Such access shall include one interior inspection of the boiler to be purchased by the Buyer. The Seller will also furnish to the Buyer any financial and operating data and other information with respect to the Purchased Assets as the Buyer reasonably requests to enable confirmation of the accuracy of the matters represented and warranted in Article 4. The Buyer will be provided ample opportunity to make a full investigation of all aspects of the Purchased Assets and the Seller’s Lands.

6.3.2	Subject to their compliance with the Seller’s regular safety and security protocols, and on their reasonable notice from time to time, the Seller authorizes all Governmental Authorities having jurisdiction to release any and all information in their possession respecting the Seller’s Lands to the Buyer, and further authorizes each of them to carry out inspections of the Seller’s Lands upon the request of the Buyer. The Seller will execute any specific authorization pursuant to this Section 6.3.2 within three Business Days after being requested to do so by the Buyer.

6.4	Actions to Satisfy Closing Conditions

Each Party will take all actions that are within its power to control, and will make all commercially reasonable best efforts to cause other actions to be taken which are not within its power to control, so as to ensure its compliance with, and satisfaction of, all conditions in Article 8 that are for the benefit of the other Party.

6.5	Disclosure Supplements

Prior to the Closing, the Seller will promptly notify the Buyer with respect to any matter, condition or occurrence arising which, if existing at or occurring prior to or on the date of this Agreement, would have been required to be set out or described in the Disclosure Schedule. The Parties will use commercially reasonable efforts to resolve any issues arising from any such notification, including amending the Agreement. Failing resolution, this Agreement will terminate and be of no further force and effect with no liability to any of the Parties. Notification under this Section 6.5 will not, in any case, be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect on the Buyer’s right to indemnity provided for in Article 9 or have any effect for the purpose of determining the satisfaction of the conditions set out in Article 8 or the compliance by the Seller with any covenants or agreements contained in this Agreement.

6.6	Delivery of Books and Records

At the Closing Time, the Seller will cause to be delivered to the Buyer all of the Books and Records of and related to the Purchased Assets, including copies of all of the Insurance Policies.

6.7	Risk of Loss

All of the Purchased Assets will be and remain at the risk of the Seller until the Closing Time, and the Seller will continue in full force and effect all Insurance Policies and give all notices and present all Claims under all Insurance Policies in due and timely fashion. If the Purchased Assets or any substantial part of them should be damaged or destroyed prior to the Closing Time, the Seller will promptly give notice of that damage or destruction (the “Damage Notice”) to the Buyer and the Buyer will have the option, exercisable by notice given within ten Business Days of receipt of the Damage Notice:

6.7.1	subject to a maximum reduction of 25% of the Purchase Price, to reduce the Purchase Price by an amount equal to the cost of repair or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the Purchased Assets so damaged or destroyed and to complete the purchase;

6.7.2	to complete the purchase without reduction of the Purchase Price, in which event all proceeds of Insurance Policies will be payable to the Buyer together with a sum equal to the deductible amount required to be paid under the applicable Insurance Policies, plus applicable Commodity Taxes and all right and claim of the Seller to any such amounts not paid by the Closing Date will be assigned to the Buyer; or

6.7.3	to rescind this Agreement and not complete the purchase if, in the reasonable opinion of the Buyer, such destruction or damage is material and in such event the Seller and the Buyer will be released from all obligations under this Agreement.

6.8	Postponement of Closing and Option to Terminate

6.8.1	If the Seller gives the Damage Notice within ten Business Days prior to Closing Date, the Closing Date will be postponed until ten Business Days after the giving of the Damage Notice.

6.8.2	Upon delivery of a Damage Notice to the Buyer, the Seller will have the option, exercisable within ten Business Days after the delivery of such Damage Notice and expiring thereafter, to terminate this Agreement if, in the reasonable opinion of the Seller, the destruction or damage to the Purchased Assets as stated in the Damage Notice will materially impair the ability of the Seller to perform all of its obligations under the EPC Term Sheet or the MO&M Agreement. Despite the foregoing, the Seller will not have the option to terminate this Agreement if the destruction or damage to the Purchased Assets stated in a Damage Notice resulted from, or is connected with, any gross negligence or wilful act or omission of Seller.

ARTICLE 7

NATURE AND SURVIVAL OF COVENANTS AND

REPRESENTATIONS AND WARRANTIES

7.1	Nature and Survival of Covenants and Representations and Warranties

7.1.1	Subject to Section 8.1.6, and the remaining Sections of this Article 7, the covenants and representations and warranties contained in this Agreement will survive the Closing for a period of five years from the Commercial Operation Date despite any investigation made by or on behalf of either Party.

7.1.2	The representations and warranties of the Seller contained in Sections 4.1, 4.2, 4.3, 4.4, 4.7, 4.10, 4.19, 4.23 and 4.24 will continue in full force and effect for the benefit of the Buyer without limit as to time. The representations and warranties of the Buyer contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.7 will continue in full force and effect for the benefit of the Seller without limit as to time.

7.1.3	Each of the representations and warranties of the Seller and the Buyer will, if its breach is attributable to wilful default or fraud, continue in full force and effect for the benefit of the other Party and be unlimited as to duration.

7.1.4	The Seller will indemnify the Buyer in accordance with this Article 7 despite the use of the word “material” or “materially” contained in any of the Seller’s covenants, representations and warranties in this Agreement if Section 9.2.4 is operative in respect of any of the Buyer’s claims at any time.

ARTICLE 8

CLOSING CONDITIONS

8.1	Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Assets will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

8.1.1	Representations, Warranties and Covenants. The representations and warranties of the Seller made in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will be true and accurate in all material respects at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Seller will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and in any other agreement or document delivered pursuant to this Agreement, at or prior to the Closing Time. In addition, the Seller will have delivered to the Buyer a certificate of a senior officer of the Seller confirming the foregoing. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Seller contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in force and effect as provided in Article 7, or the terms of the agreement or document in which they are made.

8.1.2	Completion of Investigations. The investigations contemplated in Section 6.3 will have been completed and the Buyer will be satisfied with the results of those investigations, including the accuracy of the matters represented and warranted in Article 4.

8.1.3	No Material Adverse Change. Since the date of this Agreement there will not have been any change in any of the Purchased Assets, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect.

8.1.4

Consents. All filings, notifications and consents with, to or from Governmental Authorities and, subject to Section 2.2, all Third Party Consents, will have been made, given or obtained on terms acceptable to the Buyer, acting reasonably, so that the transactions contemplated by this Agreement may be completed without resulting in the violation of, or a default under, or any termination, amendment or acceleration of, any obligation under any Permit or Contract. The Buyer agrees to provide reasonable cooperation to the Seller in connection with the Seller’s obtainment of such lender consents and releases as may be required by the Seller in relation to the within transaction, provided that the failure to provide any requested cooperation shall not relieve the Seller of its obligation to obtain lender consents and releases.

8.1.5	Deliveries. The Seller will have delivered to the Buyer the following in form and substance satisfactory to the Buyer:

8.1.5.1	a favourable opinion of counsel to the Seller, substantially in the form set forth in Exhibit B;

8.1.5.2	the consents referred to in Section 8.1.4;

8.1.5.3	all Books and Records of and related to the Purchased Assets, including copies of all of the Insurance Policies;

8.1.5.4	a copy of the MO&M Agreement in the form attached as Exhibit C, duly executed by the Seller;

8.1.5.5	a duly executed copy of the MO&M Guarantee in the form attached as Exhibit D;

8.1.5.6	a copy of the Steam, Fuel and Shared Services Agreement in the form attached as Exhibit G duly executed by the Seller;

8.1.5.7	a copy of the Construction Contract in the form contemplated in the EPC Term Sheet, duly executed by the Seller,

8.1.5.8	a duly executed copy of the EPC Guarantee in the form attached as Exhibit F;

8.1.5.9	an irrevocable draw-down letter of credit substantially in the form attached as Exhibit H;

8.1.5.10	all necessary deeds, conveyances, assurances, transfers, releases and assignments and any other instruments necessary or reasonably required to transfer the Purchased Assets (including, without limiting, those agreements contemplated in Section 8.6.6 below), to the Buyer with a good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances, including a warranty transfer/deed of sale in respect of legal title to the Owned Lands and the Commons Systems Easement over the Seller’s Remaining Lands and such Special Easements over the Seller’s Remaining Lands as the parties have agreed; and

8.1.5.11	all documentation and other evidence reasonably requested by the Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors of the Seller required to effectively carry out the obligations of the Seller pursuant to this Agreement and including the form of releases of any Encumbrances and the necessary opinions in support of such releases.

8.1.6	Repairs. All of the repairs and maintenance items identified in Schedule C will have been carried out by the Seller unless the Buyer agrees, acting reasonably, that any such matter can be completed by the Seller after Closing.

8.1.7	Raw Water Access. The Seller will have delivered to the Buyer:

8.1.7.1	an assignment of its rights to take water from Landrie Lake, but none of its obligations to deliver water to the Town of Mulgrave, duly executed by the Seller and the Province of Nova Scotia, unless the parties have agreed to an alternative permanent raw water supply satisfactory to the Buyer in its sole discretion; and

8.1.7.2	an assignment of such of the easement and other access rights to Landrie Lake as are enjoyed by the Seller and as are required in order to facilitate the Buyer’s utilization of the rights obtained by the Buyer pursuant to Section 8.1.7.1.

8.2	Consents—Non-merger

The obligation of the Seller to obtain the consents referred to in Section 8.1.4 will not merge on Closing but will survive indefinitely for the benefit of the Buyer, subject to Section 2.2.2.1.

8.3	Waiver or Termination by the Buyer

The conditions contained in Section 8.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 8.1 are not fulfilled or complied with by the time as required in this Agreement, the Buyer may, at or prior to the Closing Time, terminate this Agreement by notice in writing after that time to the Seller. In that event the Buyer will be released from all obligations under this Agreement and the Seller will also be released from all obligations under this Agreement, but the Buyer may also bring an action to recover any damages, except for consequential damages, suffered by the Buyer where the non-performance or non-fulfillment of the relevant conditions is a result of a breach of a covenant, representation or warranty by the Seller.

8.4	Conditions for the Benefit of the Seller

The obligation of the Seller to complete the sale of the Purchased Assets will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

8.4.1

Representations, Warranties and Covenants. The representations and warranties of the Buyer made in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will be true and accurate in all material respects at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Buyer will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and in any other agreement or document delivered pursuant to this Agreement, at or prior to the Closing Time. In addition, the Buyer will have delivered to the Seller a certificate of a senior officer of the buyer confirming the foregoing. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Buyer contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 7, or the terms of the agreement or document in which they are made.

8.4.2	Deliveries. The Buyer will have delivered to the Seller the following in form and substance satisfactory to the Seller:

8.4.2.1	payment of the Purchase Price;

8.4.2.2	a copy of the MO&M Agreement in the form attached as Exhibit C, duly executed by the Buyer;

8.4.2.3	a copy of the Construction Contract in the form contemplated in the EPC Term Sheet, duly executed by the Buyer;

8.4.2.4	a copy of the Steam, Fuel and Shared Services Agreement in the form attached as Exhibit G duly executed by the Buyer ;and

8.4.2.5	all documentation and other evidence reasonably requested by the Seller in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of the Buyer required to effectively carry out the obligations of the Buyer pursuant to this Agreement.

8.5	Waiver or Termination by the Seller

The conditions contained in 8.4 are inserted for the exclusive benefit of the Seller and may be waived in whole or in part by the Seller at any time without prejudice to its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 8.4 are not fulfilled or complied with by the time as provided in this Agreement, the Seller may, at or prior to the Closing Time, terminate this Agreement by notice in writing after that time to the Buyer. In that event the Seller will be released from all obligations under this Agreement and the Buyer will also be released from all obligations under this Agreement, but the Seller may also bring an action to recover any damages, except for consequential damages, suffered by the Seller where the non-performance or non-fulfillment of the relevant conditions is a result of a breach of a covenant, representation or warranty by the Buyer.

8.6	Conditions Precedent

The purchase and sale of the Purchased Assets is subject to the following conditions to be fulfilled at or prior to the Closing Time, which conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement:

8.6.1	No Action to Restrain. No order of any Governmental Authority will be in force, and no action or proceeding will be pending or threatened by any Person:

8.6.1.1	to restrain or prohibit the completion of the transactions contemplated in this Agreement, including the sale and purchase of the Purchased Assets; or

8.6.1.2	which would have a Material Adverse Effect.

8.6.2	Closing Date. The Closing Date shall have occurred on or before December 31, 2010.

8.6.3	Competition Act. Competition Act Compliance will have been obtained.

8.6.4	UARB Approval. The Buyer will have received UARB Approval.

8.6.5	Implementation of Seller’s Plan of Subdivision. The Seller will have completely implemented, at the Seller’s cost and to the sole and absolute satisfaction of the Buyer, the Seller’s Plan of Subdivision, including effecting all registrations and obtaining any required approvals, Third Party Consents or Governmental Approvals in connection with such implementation.

8.6.6	Easements. Each Party will have obtained grants of easement, licenses and agreements from the other Party (free and clear of all Encumbrances other than Permitted Encumbrances) verifying that all necessary access to and use of the Common Systems located on the Seller’s Remaining Lands and the Owned Lands, as the case may be, and all necessary Special Easements over the Seller’s Remaining Lands and the Owned Lands, as the case may be, are in full force and effect (or will be at the time of Closing) to the reasonable satisfaction of each Party.

8.6.7	Permits, etc.

8.6.7.1	The Seller will have obtained and delivered copies to the Buyer of all authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges issued or granted by any Governmental Authority (collectively, “Project Permits”) required for the construction and installation of the Project on the Owned Lands and the Buyer shall give on request all such commercially reasonable assistance as the Seller may request in obtaining the Project Permits.

8.6.7.2

The Seller will have provided evidence to the reasonable satisfaction of the Buyer that the Operational Permit will be amended to include the Utility Plant and that upon such amendment, the portion of the Operational

Permit relating to the Utility Plant will be able to be separated such that the Utility Plant may be operated on its own pursuant to the separated Operational Permit.

8.6.7.3	The Seller will have obtained all Project Permits that relate to land use, zoning and subdivision, respecting the Owned Lands which will allow the Buyer to construct and operate the Project in a form acceptable to the Buyer, it being agreed that the Buyer may, upon prior written notice to the Seller and upon cooperation of the Buyer, require the Seller to apply for and obtain the Project Permits in the name of the Buyer.

8.6.8	Common Systems Personal Property. On or before Closing, the Buyer shall advise the Seller whether it wishes to purchase any Common Systems Personal Property and the Seller shall provide the Buyer a Bill of Sale with respect to such specifically identified Common Systems Personal Property. If the Parties do not agree that a particular item of property is Common Systems Personal Property, the dispute may be referred to dispute resolution in accordance with Article 11. Notwithstanding the foregoing, to the extent any personal property which may possibly form a part of the Common Systems has an agreed upon value of twenty five thousand dollars ($25,000.00) or less, in such circumstances there shall be no need for the Parties to agree as to whether the item in question may be personal property and the Seller shall provide a Bill of Sale for such item to the Buyer.

If any conditions precedent will have not been fulfilled at or prior to the Closing Time, this Agreement will be terminated and the Parties will be released from all obligations under this Agreement.

ARTICLE 9 INDEMNIFICATION

9.1	Mutual Indemnifications for Breaches of Warranty, etc.

Subject to Section 9.2, each Party agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation and warranty contained in this Agreement, it will indemnify and hold the other Party and the other Party’s directors, officers and employees harmless from and against the full amount of any Loss which the other Party or the other Party’s directors, officers or employees may suffer as a result, (the Party or other indemnified Person making a claim for indemnification under any provision of this Article 9 being the “Indemnified Party”, and the Party providing indemnification being the “Indemnifying Party” for the purposes of this Article 9).

9.2	Limitation on Mutual Indemnification

The indemnification obligations of each of the Seller and Buyer pursuant to Section 9.1 are:

9.2.1	subject to any applicable limitations contained in Article 7, or, with respect to covenants or representations and warranties contained in any other agreement or document delivered pursuant to this Agreement, any limitations on survival in the agreement or document in which they are made;

9.2.2	limited to the sum of the Purchase Price in the aggregate, in the case of the Seller’s breach of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.9, 4.10, 4.18, 4.24, and, in all other Sections under Article 4 and in all other Sections under Article 6, limited to the sum of $5,000,000;

9.2.3	limited to the sum of the Purchase Price in the aggregate, in the case of the Buyer’s breach of the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.4, and, in all other Sections under Article 5, limited to the sum of $5,000,000;

9.2.4	not applicable unless and until the aggregate of all Claims for any breach, default or indemnification under this Agreement exceeds $250,000 in which case, the Indemnifying Party will be obligated to pay the entire amount owing in respect of such Claims, including the $250,000.

9.3	Seller’s Indemnities

Without limiting the generality of Section 9.1 and subject to the limitations set out in Section 9.2, the Seller will indemnify and save harmless the Buyer and the Buyer’s directors, officers and employees from and against all Claims which may be made or brought against the Buyer relating to or arising out of any grievance, complaint, arbitration or other proceeding relating to the Purchased Assets pursuant to the Occupational Health and Safety Act (Nova Scotia) and all similar legislation and which is based upon and limited to facts or circumstances in existence prior to the opening of business on the Closing Date.

9.4	Notice of Claim

If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice of its claim or potential claim for indemnification (an “Indemnity Claim”) to the Indemnifying Party. The notice must specify whether the Indemnity Claim arises as the result of a claim made against the Indemnified Party by a person who is not a Party (a “Third Party Claim”) or as a result of a Loss that was suffered directly (a “Direct Claim”), and must also specify with reasonable particularity (to the extent that the information is available)

9.4.1	the factual basis for the Indemnity Claim; and

9.4.2	the amount of the Indemnity Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of an Indemnity Claim in time effectively to contest the determination of any liability capable of being contested, the Indemnifying Party will be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the notice on a timely basis.

9.5	Direct Claims

Following receipt of notice from the Indemnified Party of a Direct Claim, the Indemnifying Party will have 30 Business Days to make any investigations it considers necessary or desirable.

For the purpose of those investigations, the Indemnified Party will make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all other information that the Indemnifying Party may reasonably request. If both Parties agree at or before the expiration of such 30-day period (or any mutually agreed upon extension) to the validity and amount of the Direct Claim, the Indemnifying Party will pay immediately to the Indemnified Party the full agreed upon amount of the Loss for which the Direct Claim is made, failing which the Direct Claim will be submitted to binding arbitration in accordance with Article 11.

9.6	Third Party Claims

9.6.1	If the Indemnity Claim relates to a Third Party Claim that the Indemnified Party is required by applicable Law to pay without a prior opportunity to contest it, the Indemnified Party may, despite Sections 9.6.3 and 9.6.4 and 9.6.5.1, make the payment without affecting its right to make an Indemnity Claim in accordance with this Agreement.

9.6.2	The Indemnified Party will promptly deliver to the Indemnifying Party copies of all correspondence, notices, assessments or other written communication received by the Indemnified Party in respect of any Third Party Claim.

9.6.3	The Indemnified Party will not negotiate, settle, compromise or pay any Third Party Claim with respect to which it has asserted or proposes to assert an Indemnity Claim, without the prior consent of the Indemnifying Party, which consent will not be unreasonably withheld.

9.6.4	The Indemnified Party will not cause or permit the termination of any right of appeal in respect of any Third Party Claim which is or might become the basis of an Indemnity Claim without giving the Indemnifying Party written notice of the contemplated or potential termination in time to grant the Indemnifying Party an opportunity to contest the Third Party Claim.

9.6.5	If the Indemnifying Party first acknowledges in writing its obligation to satisfy an Indemnity Claim to the extent of any binding determination or settlement in connection with a Third Party Claim (or enters into arrangements otherwise satisfactory to the Indemnified Party), in any legal or administrative proceeding in connection with the matters forming the basis of a Third Party Claim, the following will apply:

9.6.5.1	the Indemnifying Party will have the right, subject to the rights of any insurer or third party having potential liability for it, by written notice delivered to the Indemnified Party within 30 Business Days of receipt by the Indemnified Party of the notice of the Indemnity Claim to assume carriage and control of the negotiation, defence or settlement of a Third Party Claim and the conduct of any related legal or administrative proceedings at the expense of the Indemnifying Party and by its own counsel;

9.6.5.2	if the Indemnifying Party elects to assume carriage and control, the Indemnified Party will have the right to participate at its own expense in the negotiation, defence or settlement of a Third Party Claim assisted by counsel of its own choosing;

9.6.5.3	each of the Indemnified Party and the Indemnifying Party will make all reasonable efforts to make available to the Party who has assumed carriage and control of the negotiation, defence or settlement of a Third Party Claim those employees whose assistance or evidence is necessary to assist such Party in evaluating and defending that Third Party Claim and all documents, records and other materials in the possession or control of such Party required for use in the evaluation and the defence of that Third Party Claim;

9.6.5.4	despite Sections 9.6.5.1, 9.6.5.2 and 9.6.5.3, the Indemnifying Party will not settle a Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse effect on the Indemnified Party except with the Indemnified Party’s prior written consent; and

9.6.5.5	the Indemnifying Party will indemnify and hold harmless the Indemnified Party of and from any Loss incurred or suffered as a result of the Indemnifying Party’s settlement of the Third Party Claim or conduct of any related legal or administrative proceeding.

9.6.6	When the amount of the Loss with respect to a Third Party Claim is finally determined in accordance with this Section 9.6, including any amount described in Section 9.6.5.5, the Indemnifying Party will immediately pay the full amount of that Loss to the Indemnified Party. If the Indemnified Party has been permitted by the Indemnifying Party to assume the carriage and control of the negotiation, defence, or settlement of the Third Party Claim, the Indemnifying Party will not contest the amount of that Loss. The Indemnifying Party will have no obligation to make any payment with respect to any Third Party Claim that is settled or contested in violation of the terms of this Section 9.6.

9.7	No Delay

The Indemnified Party will pursue any Indemnity Claim made by the Indemnified Party under this Agreement with reasonable diligence and dispatch, and without unnecessary delay.

9.8	Set-off

The Buyer will be entitled to set-off the amount of any Loss for which indemnification is sought under Section 9.1 once, if applicable, finally determined in accordance with Section 9.5 or Section 9.6 , as the case may be, as damages against any other amounts payable by the Buyer to the Seller.

9.9	Tax and Other Adjustments

The amount of any Loss for which indemnification is provided under this Article 9 will be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to that Loss and will be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments under this Agreement, and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of that Loss, to the extent necessary to ensure that the Indemnified Party receives a net amount which, taking into account any net Tax cost or net Tax benefit, is sufficient to fully compensate for the Loss, but results in no net gain to the Indemnified Party. In computing the amount of any such net Tax cost or net Tax benefit, the Indemnified Party will be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

9.10	Exclusive Remedy

The rights of indemnity in this Article 9 are the sole and exclusive remedy of each Party and each of its directors, officers and employees:

9.10.1	in respect of Third Party Claims which may be brought against it; and

9.10.2	any Loss which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfillment of any covenant or agreement on behalf of another Party, or any incorrectness in or breach of any representation or warranty by another Party, contained in this Agreement or in any other agreement or document delivered pursuant to this Agreement but excluding the rights and remedies contained in the MO&M Agreement and the Construction Contract.

This Section 9.10 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its covenants, representations or warranties in this Agreement or under any agreement or other document delivered pursuant to this Agreement, or by any termination or rescission of this Agreement.

9.11	Indemnification – Non-Merger

This Article 9 will not merge on Closing but will survive subject only to any limits imposed by this Article 9.

9.12	Third Party Indemnification

For the purposes of ensuring that the indemnities provided by each of the Seller and the Buyer to the other’s directors, officers and employees are enforceable, it is agreed by the Parties that each of the Seller and Buyer is acting as agent for its respective directors, officers and employees with respect to the indemnities intended to be given to those Persons under this Article. Each of the Seller and the Buyer agrees that it will hold any right to indemnification that any such director, officer or employee is intended to have under this Article in trust for that Person and that funds received by the Seller or Buyer in respect of any claims by any such director, officer or employee will be held in trust for that Person.

ARTICLE 10

CLOSING ARRANGEMENTS

10.1	Closing

The Closing will take place at the Closing Time on the Closing Date at the offices of the Buyer at 1894 Barrington Street, Halifax, Nova Scotia or at any other place as the Parties may agree.

10.2	Closing Procedures

At the Closing Time:

10.2.1	the Seller will sell and the Buyer will purchase the Purchased Assets for the Purchase Price as provided in this Agreement;

10.2.2	the Seller will deliver or cause to be delivered to the Buyer all documents referred to in Sections 8.1.1 and 8.1.5;

10.2.3	the Seller will deliver or cause to be delivered to the Buyer certified copies of Directors’ resolutions authorizing the transfer of the Purchased Assets;

10.2.4	the Buyer will deliver or cause to be delivered to the Seller pursuant to Section 3.1 the wire transfer in the amount set out in Section 3.1; and

10.2.5	the Buyer will deliver or cause to be delivered the documents referred to in Section 8.4.

ARTICLE 11

DISPUTE RESOLUTION

11.1	Arbitration Procedure

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, including, without limitation, with respect to its formation, execution, validity, application, interpretation, performance, breach, termination or enforcement (collectively, “Disputes”), will be determined in accordance with this Article 11, which sets out the exclusive procedure for the resolution of Disputes.

11.2	Step Negotiation

In the event of a Dispute, the Parties will attempt to resolve the Dispute amicably and promptly by appointing a senior executive of each Party to attempt to mutually agree upon a resolution. Either Party may give the other Party written notice of any Dispute. Within ten days after delivery of said notice, the executives will meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange information and attempt to resolve the Dispute within thirty days. If the two senior executives cannot reach a resolution, the Dispute may be set for arbitration as pursuant to Section 11.3.

11.3	Arbitration

In the event of a Dispute arising between the Parties as to the subject matter of this Agreement that cannot be resolved between them, the Parties agree to submit the Dispute to binding arbitration, pursuant to the terms of the Commercial Arbitration Act (Nova Scotia). In particular, the Parties agree to utilize the arbitration procedure attached as Schedule “A” to the Commercial Arbitration Act (Nova Scotia) in the conduct of the arbitration. The Party wishing to have any Dispute submitted to arbitration (the “Claimant”) shall give notice to the other party (the “Respondent”) specifying the particulars of any issue in Dispute and proposing the name of the individual it wishes to be the single arbitrator. Within fifteen (15) days thereafter, the Respondent shall give notice to the Claimant advising whether the Respondent accepts the arbitrator proposed by the Claimant. If notice is not given within the fifteen (15) day period, the Respondent shall be deemed to have accepted the arbitrator proposed by the Claimant. In the event that the Parties can not agree on a single arbitrator within the fifteen (15) day period, the arbitrator shall be selected in accordance with the Commercial Arbitration Act (Nova Scotia). No such arbitrator shall have previously been employed by either Party and shall not have a direct or indirect interest in either Party or the subject matter of the arbitration. The cost of the arbitration (excluding a Party’s legal fees and disbursements) shall, unless otherwise ordered by the arbitrator or the panel, be borne equally by the Parties. The decision of the arbitrator shall be final and binding and the beneficiary of any award of the arbitrator may bring proceedings in any jurisdiction to enforce the award or any judgment enforcing the award. The bringing of such proceedings in one or more jurisdictions shall not preclude the bringing of enforcement proceedings in any other jurisdiction. In connection with any such proceeding, each Party waives any right to de novo review of the award against that Party. All matters relating to any arbitration held pursuant to this Section, including the existence of the dispute and its referral to arbitration, shall be held in confidence by both Parties and disclosed only with the consent of both Parties or if required by Law.

11.4	Continued Performance

The Parties will continue to perform all other obligations under this Agreement during any Dispute resolution proceeding.

ARTICLE 12

GENERAL

12.1	Submission to Jurisdiction

Without prejudice to the ability of any Party to enforce this Agreement in any other proper jurisdiction, each of the Parties irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Nova Scotia to determine all issues, whether at law or in equity arising from this Agreement. To the extent a Party has or may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

12.2	Payment and Currency

Any money to be paid or tendered by one Party to another pursuant to this Agreement must be paid by wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and “$” sign refer to Canadian currency, and all amounts to be advanced, paid or calculated under this Agreement are to be advanced, paid or calculated in Canadian currency.

12.3	Tender

Any tender of documents or money pursuant to this Agreement may be made upon the Parties or their respective counsel.

12.4	Costs and Expenses

Except as otherwise specified in this Agreement, all costs and expenses (including the fees and disbursements of accountants, legal counsel and other professional advisers) incurred in connection with this Agreement and the completion of the transactions contemplated by this Agreement are to be paid by the Party incurring those costs and expenses. If this Agreement is terminated, the obligation of each Party to pay its own costs and expenses is subject to each Party’s respective rights arising from a breach or termination.

12.5	Time of Essence

Time is of the essence in all respects of this Agreement.

12.6	Notices

Any Communication must be in writing and either:

12.6.1	personally delivered; or

12.6.2	sent by facsimile, e-mail or functionally equivalent electronic means of communication, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to the Seller at:

NewPage Port Hawkesbury Mill

120 Pulp Mill Rd.

Port Hawkesbury, Nova Scotia

B9A 1A1

Attention:         General Counsel

Facsimile No.: (937) 242 9324

E-mail: doug.cooper@newpagecorp.com

with a copy to:

McInnes Cooper

Purdy’s Wharf Tower II

1300-1969 Upper Water Street

P.O. Box 730

Halifax Nova Scotia

B3J 2V1

Attention:        Van Penick, Partner

Facsimile No.: (902) 484 7625

E-mail: van.penick@mcinnescooper.com

to the Buyer at:

Corporate Secretary

Via Courier:

Barrington Tower

1894 Barrington Street, 18th Floor

Halifax, NS B3J 2A8

Mail:

PO Box 910

Halifax, NS B3J 2W5

Telephone:       902-428-6096

Facsimile:        902-428-6171

Email:                     Stephen.aftanas@nspower.ca

With a copy to:

Assistant General Counsel, Nova Scotia Power Incorporated

Via Courier:

Barrington Tower

1894 Barrington Street, 10th Floor

Halifax, NS B3J 2A8

Mail:

PO Box 910

Halifax, NS B3J 2W5

Telephone:      902-428-6934

Facsimile:        902-428-4006

Email:                     peter.doig@nspower.ca

or at any other address as any Party may from time to time advise the other by Communication given in accordance with this Section 12.6. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given and received on the day it is so delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given and received on the next Business Day. Any Communication transmitted by facsimile or other form of electronic communication will be deemed to have been given and received on the day on which it was transmitted (but if the Communication is transmitted on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient)), the Communication will be deemed to have been received on the next Business Day.

12.7	Further Assurances

Each Party will, at the requesting Party’s cost, execute and deliver any further agreements and documents and provide any further assurances as may be reasonably required by the other Party to give effect to this Agreement and, without limiting the generality of the foregoing, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required from time to time by all Governmental Authorities or stock exchanges having jurisdiction over the Buyer’s affairs or as may be required from time to time under applicable securities legislation.

12.8	No Broker

Each Party represents and warrants to the other that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on between them directly, without the intervention of any other Person on behalf of any Party in such manner as to give rise to any valid Claim against the Buyer for a brokerage commission, finder’s fee or other similar payment.

12.9	Public Notice

All public notices to third parties and all other announcements, press releases and publicity concerning this Agreement and/or the transactions contemplated by this Agreement must be jointly planned and co-ordinated by the Seller and the Buyer, and neither Party will act unilaterally in this regard without the prior consent of the other Party unless, and only to the extent that, disclosure is required to meet the timely disclosure obligations of any Party under securities laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable, or the disclosure is to the Party’s board of directors, senior management and its legal, accounting, financial or other professional advisers.

12.10	Amendment and Waiver

No supplement, modification, amendment, waiver or termination of this Agreement is binding unless it is executed in writing by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any provision of this Agreement constitutes a waiver of any other provision (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

12.11	Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

12.12	Severability

Each provision of this Agreement is distinct and severable. If any provision of this Agreement, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement, or the legality, validity or enforceability of that provision in any other jurisdiction.

12.13	Counterparts

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

12.14	Facsimile Signatures

Delivery of this Agreement by facsimile, e-mail or functionally equivalent electronic transmission constitutes valid and effective delivery.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Each of the Parties has executed and delivered this Asset Purchase Agreement as of the date first written above.

NEWPAGE PORT HAWKESBURY CORP.

Per:	/s/ Douglas K. Cooper
Douglas K. Cooper
Vice President, General Counsel and Secretary

NOVA SCOTIA POWER INC.

Per:	/s/ Rob Bennett
Name: Rob Bennett
Title: President and CEO

Per:	/s/ Mark Savory
Name: Mark Savory
Title: VP Technical and Construction Services